Exhibit 10.3

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

THIS AMENDMENT TO SECOND AMENDED AND RESTATED MASTER COVENANT AGREEMENT (this “Amendment”) is made as of October 14, 2021, by and between GPM INVESTMENTS, LLC, a Delaware limited liability company (“GPM”), and M&T BANK, a New York banking corporation (“M&T”).

RECITALS

WHEREAS, GPM and M&T entered into that certain Second Amended and Restated Master Covenant Agreement dated as of June 24, 2021 (as modified or amended from time to time, the “Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, Section 3.02 of the Agreement requires that GPM shall deliver a copy of any amendment or modification to the PNC Credit Agreement to M&T within ten (10) days following the execution thereof (the “PNC Amendment Requirement”);

WHEREAS, the PNC Credit Agreement has been amended pursuant to that certain Fifth Amendment to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of October 14, 2021 (the “PNC Amendment”), a copy of which has been delivered to M&T pursuant to the PNC Amendment Requirement; and

WHEREAS, GPM and M&T mutually desire to modify and amend the provisions of the Agreement in the manner hereinafter set out for purposes of conforming the Agreement to the PNC Credit Agreement as modified by the PNC Amendment, it being specifically understood that, except as herein modified and amended, the terms and provisions of the Agreement shall remain unchanged and continue in full force and effect as therein written.

AGREEMENT

NOW, THEREFORE, effective as of the date first written above, GPM and M&T, in consideration of M&T’s continued extension of credit and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the foregoing, hereby agree that the Agreement shall be, and the same hereby is, modified and amended as follows:

A. Conditions Precedent to Effectiveness of Modification. This Amendment shall become effective as of the date the following conditions precedent have been satisfied in M&T’s sole discretion or waived by M&T, for whose sole benefit such conditions exist (the “Amendment Effective Date”):

(a) GPM shall have executed and delivered this Amendment to M&T;

(b) M&T shall have executed this Amendment;

(c) GPM shall have paid to M&T all fees due and payable in connection with this Amendment, including, without limitation, all administrative expenses, legal fees (including attorneys’ fees) and/or out-of-pocket expenses;

(d) the Final 2021 Offering Memo (as defined in the PNC Amendment) shall not have been amended or modified in a manner materially adverse to M&T;

(e) (i) M&T shall have received the fully executed material 2021 Note Purchase Documents, in form and substance substantially consistent with the terms of the Final 2021 Offering Memo, (ii) the transactions contemplated by the 2021 Note Purchase Documents shall have been consummated in accordance with the terms thereof, and (iii) Bank shall have received evidence that ARKO Corp. shall have received proceeds under the 2021 Note Purchase Documents in the aggregate amount of $450,000,000 net of the placement agents’ discount and prior to payment of all fees and expenses associated therewith (it being understood that the conditions specified in the immediately preceding clause (ii) and in this clause (iii) shall be satisfied substantially concurrently with the effectiveness of the amendments to the Agreement as set forth herein);

(f) M&T shall have received evidence that the Ares Term Loan Obligations (as defined in the Agreement prior to the Amendment Effective Date) have been paid in full pursuant to a payoff letter in form and substance reasonably acceptable to M&T, which payoff letter shall include the release of all of Ares Capital Corporation’s rights and interests under the Master Mortgagee Agreement (as defined in the Agreement prior to the Amendment Effective Date) (it being understood that the payment in full of the Ares Term Loan Obligation shall be effected substantially concurrently with the effectiveness of the amendments to the Agreement as set forth herein);

(g) since December 31, 2020, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and

(h) M&T shall have received such other documents as M&T or M&T’s counsel may reasonably request, including, without limitation, written confirmation (or other evidence satisfactory to M&T and M&T’s counsel that the PNC Amendment has become effective as of the Amendment Effective Date).

For the avoidance of doubt, if the conditions set forth in this Section A are not satisfied, (x) the Amendment Effective Date shall not have occurred, (y) the amendments set forth herein shall not become effective, and (z) the Agreement, as in effect on the date of this Amendment, shall remain in full force and effect without any amendment, restatement, or other modification thereto.

B. Modifications. Upon satisfaction of the foregoing conditions precedent, the Agreement shall be, without further act or deed, modified and amended as follows, effective as of the Amendment Effective Date:

1. Recital C of the Agreement is hereby deleted and restated in its entirety as follows:

C. [Reserved]

2. Section 1 of the Agreement, entitled “Definitions”, is hereby modified and amended by deleting the following defined terms in their entireties as follows: “Ares Term Loan Agent”, “Ares Term Loan Agreement”, “Ares Term Loan Documents”, “Ares Term Loan Lenders”, “Ares Term Loan Obligations”, “Guarantor Security Agreement”, “Intercreditor Agreement”, “Investment Property”, “Latest Maturity Date”, “Pledge Agreement”.

3. Section 1 of the Agreement, entitled “Definitions”, is hereby further modified and amended by adding the following defined terms in alphabetical order as follows:

“2021 Note Purchase Agreement” shall mean the Purchase Agreement dated on or about October 14, 2021 by and among ARKO Corp., the Borrowers party thereto as guarantors, and the 2021 Notes Trustee.

“2021 Note Purchase Closing Date” shall mean the “Closing Date” as defined in the 2021 Note Purchase Agreement.

“2021 Note Purchase Documents” shall mean, collectively, the 2021 Note Purchase Agreement, the 2021 Notes, the 2021 Notes Indenture, and any and all of the other documents, agreements, and instruments evidencing the 2021 Note Purchase Obligations or otherwise executed in connection therewith, in each case, as amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“2021 Note Purchase Obligations” shall mean the Indebtedness owing by ARKO Corp. and the applicable Borrowers, as guarantors, to the 2021 Note Purchasers, pursuant to the 2021 Note Purchase Documents.

“2021 Note Purchasers” shall mean, collectively, the holders of the 2021 Notes.

“2021 Notes” shall mean those certain unsecured notes dated on or about the 2021 Note Purchase Closing Date issued by ARKO Corp. in the original principal amount of $450,000,000.

“2021 Notes Indenture” shall mean that certain Indenture dated on or about the 2021 Note Purchase Closing Date, between ARKO Corp., the Borrowers party thereto as guarantors and U.S. Bank National Association, as trustee (the “2021 Notes Trustee”), as amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms hereof.

“2021 Notes Trustee” has the meaning set forth in the definition of “2021 Notes Indenture”.

4. Section 1 of the Agreement, entitled “Definitions”, is hereby further modified and amended by deleting and restating the following defined terms in their entireties as follows:

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached to the PNC Credit Agreement as Exhibit 1.2(a) to be signed by any Authorized Officer (as defined in the PNC Credit Agreement) of GPM, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (a) to best of such officer’s knowledge, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.2, 7.4, 7.7, 7.8 and 7.10 of the PNC Credit Agreement; and (b) that to the best of such officer’s knowledge, each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws (as defined in the PNC Credit Agreement), or if such is not the case, specifying all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances under the PNC Credit Agreement, plus (b) accrued but unpaid interest on account of LIBOR Rate Loans (as defined in the PNC Credit Agreement), plus (c) all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth in the PNC Credit Agreement and with respect to any Advances under the PNC Credit Agreement (other than the float charges set forth in Section 2.6(b) of the PNC Credit Agreement), plus (d) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (e) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (including, without limitation, any payments under the Supplier Notes, unless a third party is providing funds to offset amounts paid under the applicable Supplier Note and excluding, for the avoidance of doubt, principal payments on the Revolving Advances), plus (f) all cash actually expended by any Borrower to make interest payments and scheduled principal payments on the 2021 Note Purchase Obligations, provided, however, that (x) non-cash amortization (which does not include any payment made by virtue of any set-off) of the Supplier Notes and (y) cash payments towards satisfaction of the Insurance Notes shall not constitute Debt Payments.

“Event of Default” shall, solely for purposes of this Agreement, have the meaning set forth in Article X of the PNC Credit Agreement.

“Financial Covenant or Financial Reporting Event of Default” shall mean any Event of Default arising under Section 10.5(a) of the PNC Credit Agreement (solely with respect to a breach under Section 6.5 of the PNC Credit Agreement or a failure to comply with Sections 9.7, 9.8, or 9.9, of the PNC Credit Agreement).

“M&T Priority Collateral” shall mean (a) the Real Property, fixtures, equipment and other personal property securing the M&T Real Estate Debt and/or the M&T Equipment Debt as of the Fourth Amendment Date and any Real Property, fixtures, equipment and other personal property (for the avoidance of doubt, other than the M&T Specified Equipment Boot Collateral) acquired with the proceeds of, and securing, the M&T Real Estate Debt and/or the M&T Equipment Debt after the Fourth Amendment Date.

“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, the Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge (as defined in the PNC Credit Agreement), any Cash Management Products and Services, the Credit Card Notifications, the Master Reaffirmation Agreement, the Uncertificated Securities Control Agreement (as defined in the PNC Credit Agreement), the Intercompany Subordination Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by the PNC Credit Agreement.

“Permitted Refinancing” shall mean a refinancing, replacement, renewal, restatement, extension or exchange of Indebtedness that:

(a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness (including any unfunded commitments) being refinanced, replaced, renewed, restated, extended or exchanged, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b) has a weighted average life to maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; provided that this clause (b) shall not apply to a refinancing of purchase money Indebtedness and Capitalized Lease Obligations; provided further that if such purchase money Indebtedness or Capitalized Lease Obligations has a maturity date (measured as of the date immediately before such refinancing) after the maturity date of the PNC Credit Agreement, the maturity date after such refinancing shall not be shortened to a date before the maturity date of the PNC Credit Agreement;

(c) is not entered into as part of a sale leaseback transaction;

(d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged;

(e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged, except that any Borrower may be an obligor thereof if otherwise permitted by the PNC Credit Agreement;

(f) is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged; and

(g) is otherwise on terms no less favorable to the Borrowers and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced, replaced, renewed, restated, extended or exchanged.

“Specified Event of Default” shall mean any Event of Default arising under Section 10.1, 10.5(a) (solely as a result of a breach of Section 6.5), or Section 10.7 of the PNC Credit Agreement.

“Test Period” shall mean, for any date of determination, as applicable, the four (4) consecutive fiscal quarters of the Borrowers most recently ended with respect to which the Agent has received (or was required to have received) certified financial statements pursuant to Section 9.8 of the PNC Credit Agreement as of such date of determination.

“Unfunded Capital Expenditures” shall mean Capital Expenditures of Borrowers on a Consolidated Basis made through Revolving Advances or Swing Loans under the PNC Credit Agreement or out of a Borrower’s own funds minus to the extent used to fund such Capital Expenditures, the amount of (a) equity contributed subsequent to the Closing Date, (b) purchase money or other financing or lease transactions permitted under the PNC Credit Agreement, (c) funds provided by a Primary Supplier, any fuel vendor (including fuel vendors of the MLP) or any third party (including a Governmental Body or landlord) for the purpose of making capital improvements, (d) net proceeds from the sale of real property and fixed assets including net proceeds used in conjunction with 1031 exchanges, (e) net proceeds from the 2021 Note Purchase Obligations after paying outstanding Indebtedness and fees and expenses in the aggregate amount of up to $27,000,000, and (f) all Capital Expenditures funded by Borrowers’ own funds to the extent such funds are not proceeds of Advances.

5. Section 2.02.5 of the Agreement, entitled “Protection of M&T Priority Collateral” is hereby modified and amended by deleting and restating the last sentence in its entirety as follows:

Additionally, for avoidance of doubt, M&T agrees and acknowledges that it is customary in the business of the M&T Borrowers for the M&T Borrowers to obtain various capital improvements through the use of equipment financing as permitted by the PNC Credit Agreement.

6. Section 2.03.8 of the Agreement is hereby deleted and restated in its entirety as follows:

2.03.8 [Reserved]

7. Section 3.01 of the Agreement, entitled “Event of Default”, is hereby deleted and restated in its entirety as follows:

3.01 Event of Default. The occurrence of the following shall constitute an immediate default or event of default, however denominated, under each of the M&T Credit Facilities and/or the M&T Loan Documents:

3.01.1 Default under this Agreement. Failure to maintain compliance with the covenants set forth in Section 2 of this Agreement; provided that (a) if PNC waives compliance with any of the covenants set forth in Section 6.2, Section 6.5, Section 6.7, Section 6.9, Section 7.1, Section 7.2, Section 7.4, Section 7.7, Section 7.8, Section 7.10 and Section 7.12 of the PNC Credit Agreement pursuant to a limited waiver which does not amend the PNC Credit Agreement, GPM shall inform M&T of such waiver within ten (10) days following such waiver along with a copy of such waiver (if applicable) and failure to maintain compliance with the covenants set forth in Section 2 of this Agreement shall only constitute a default or event of default under the M&T Credit Facilities if M&T does not agree to a similar waiver, which agreement shall not be unreasonably withheld, and (b) if PNC has amended or modified the PNC Credit Agreement and GPM is in compliance with Section 6.2, Section 6.5, Section 6.7, Section 6.9, Section 7.1, Section 7.2, Section 7.4, Section 7.7, Section 7.8, Section 7.10 and Section 7.12 of the PNC Credit Agreement, as amended, GPM shall not be deemed in default under the M&T Credit Facilities so long as GPM complies with its obligations under this Agreement, with such compliance to be tested as if this Agreement had been amended in the same manner as the PNC Credit Agreement was amended. Notwithstanding the foregoing, M&T shall not be obligated to waive any covenant, term or condition contained herein. In the event that an Event of Default occurs under the PNC Credit Agreement, GPM shall provide notice thereof to M&T within five (5) days after the occurrence of such Event of Default, and GPM shall provide copies to M&T of any further notices received from PNC in connection with such Event of Default within five (5) days after the receipt thereof.

3.01.2 2021 Note Purchase Obligations. An “event of default” shall occur under any of the 2021 Note Purchase Documents; provided, however, any event of default under this Agreement arising solely as a result of a cross-default to an event of default under the 2021 Note Purchase Documents shall be deemed cured and waived if and to the extent such corresponding event of default has been cured or waived under the 2021 Note Purchase Documents.

8. Section 3.02 of the Agreement is hereby deleted and restated in its entirety as follows:

3.02 Amendments to PNC Credit Agreement. Within ten (10) days following the execution of any amendment or modification to the PNC Credit Agreement, GPM shall deliver a copy of such amendment or modification to M&T. M&T reserves the right to adjust or otherwise amend any of the covenants described herein based upon its review of any such amendment or modification to the PNC Credit Agreement to conform to the covenants in the PNC Credit Agreement. In amplification of the foregoing, within fifteen (15) days following M&T’s request, GPM and M&T shall execute any documents or instruments as required by M&T in its sole but reasonable discretion in connection with any such amendment or modification to the PNC Credit Agreement, including, without limitation, amendments or modifications to this Agreement.

C. Representations and Warranties. GPM hereby represents and warrants that no Event of Default (as defined in the Agreement) has occurred and is continuing, or would exist with notice or the lapse of time or both, and that all representations and warranties herein and in the other M&T Loan Documents are true and correct in all material respects.

IT IS MUTUALLY AGREED by and between the parties hereto that this Amendment shall become a part of the Agreement by reference and that nothing herein contained shall impair the security now held for said indebtedness, nor shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Agreement, except as herein amended, nor affect or impair any rights, powers or remedies under the Agreement, as hereby amended. Furthermore, M&T does hereby reserve all rights and remedies it may have against all parties who may be or may hereafter become primarily or secondarily liable for the repayment of the indebtedness evidenced by the M&T Loan Documents in addition to any other rights and remedies M&T may have under the Agreement or any of the other M&T Loan Documents.

GPM promises and agrees to pay and perform all of the requirements, conditions and obligations under the terms of the M&T Loan Documents and the Agreement, as hereby modified and amended, said documents being hereby ratified and affirmed. The execution and delivery hereof shall not constitute a novation or modification of the lien, encumbrance or security title of any security instrument executed in connection with the M&T Credit Facilities, which security instruments shall retain their priority as originally filed for record. GPM expressly agrees that the M&T Loan Documents and the Agreement are in full force and effect and that GPM has no right to setoff, counterclaim or defense to the payment thereof. Any reference contained in the Agreement, as amended herein, or in any of the M&T Loan Documents to the Agreement shall hereinafter be deemed to be a reference to such document as amended hereby.

This Amendment shall be closed without cost to M&T and all expenses incurred in connection with this closing (including, without limitation, all attorneys’ fees) are to be paid by GPM. M&T is not providing legal advice or services to GPM.

This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

This Amendment shall be binding upon and inure to the benefit of any assignee or the respective heirs, executors, administrators, successors and assigns of the parties hereto.

This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute any of such counterparts.

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AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

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IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto and delivered on the date and year first above written.

GPM:

GPM INVESTMENTS, LLC,
a Delaware limited liability company

By:	/s/ Arie Kotler	(SEAL)
Name:	Arie Kotler
Title:	Chief Executive Officer

By:	/s/ Donald P. Bassell	(SEAL)
Name:	Donald P. Bassell
Title:	Chief Financial Officer

M&T:

M&T BANK,
a New York banking corporation

By:	/s/ Drake A. Stanlar	(SEAL)
Name:	Drake A. Staniar
Title:	Vice President